Exhibit 3.1.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACA CAPITAL HOLDINGS, INC.

ACA Capital Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of ACA Capital Holdings, Inc. (the “Corporation”) duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting it to the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding the following to the end of Sections 4.4.7(d), 4.5.7(d), 4.6.7(c) and 4.7.7(c) of the Certificate of Incorporation:

In the event the Corporation declares a dividend on its Common Stock effective on or before March 31, 2007 to holders of record of its Common Stock (the “Dividend”), such dividend shall be treated for all purposes of this paragraph as a subdivision of the Common Stock.  Notwithstanding anything else in this Certificate of Incorporation to the contrary, the Dividend shall not result in any other anti-dilution adjustments hereunder.

SECOND:  That thereafter, the holders of at least a majority in voting power of the issued and outstanding shares of capital stock of the Corporation approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD:  That said amendment was duly adopted in accordance with the provision of Sections 242 and 228 of the GCL.

IN WITNESS WHEREOF, ACA Capital Holdings, Inc. had caused this certificate to be signed by its authorized officer this 14th day of August, 2006.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel, Secretary